Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES Purchases Activated Carbon Processing, Storage,

and Transportation Equipment

Letter of Intent Also Signed for Exclusive Rights to 27 Million Pounds of AC Per Year

Littleton, Colorado—March 24, 2008 – ADA-ES, Inc. (NASDAQ:ADES) today announced that it has acquired the assets of an activated carbon (AC) processing facility in the south central United States. The purchased assets include 500,000 pounds of AC inventory, process equipment for chemical treatment, milling and storage of AC, and six pneumatic discharge trailers for transporting AC to utility customers. In addition to the purchase of assets, ADA-ES agreed to sign a three-year facility lease to rent the facility currently being used by the owner of the assets.

In January, ADA-ES used this equipment and activated carbon to successfully produce its first batches of AC specifically prepared for mercury capture. In February, ADA-ES completed full-scale performance tests of this treated AC product at a power plant burning Western Powder River Basin coal. By injecting ADA-ES AC at a very competitive feed rate, mercury emissions were reduced by greater than 90%. The Western coal application for the initial test was chosen because the majority of the early market for mercury control is for plants that burn western coals. In order to control mercury emissions for these plants, it is necessary to use a higher priced, chemically-treated AC.

Separately, the Company announced that it has entered into a non-binding letter of intent (LOI) for a supply agreement that would entitle ADA-ES to purchase AC beginning in 2008 with quantities increasing to 27 million pounds during 2009. Under this agreement, ADA-ES would source the activated carbon from a single off-shore production plant utilizing a subbituminous coal source. Completion of the transaction is subject to negotiation and execution of definitive agreements and ADA-ES’ inspection of the AC production site and coal mine.

Dr. Michael Durham, President and CEO of ADA-ES, commented, “We view this purchase of the AC and processing facility and the LOI for AC supply as additional significant milestones for us as we will now have our own AC product to sell to our utility customers. Our interim supply plan creates potential for increased AC sales revenue in 2008 and 2009, and should enable us to compete for long-term AC supply contracts that require AC supply prior to our planned startup of a US-based AC production plant.”

About ADA-ES

Headquartered in Littleton, CO, ADA-ES is a leader in clean coal technology and the associated specialty chemicals. The Company develops and implements proprietary environmental technology and specialty chemicals that enable coal-fueled power plants to enhance existing air pollution control equipment, maximize capacity and improve operating efficiencies. Through its largest and fastest-growing segment, Mercury Emission Control, ADA-ES supplies activated carbon injection systems, mercury measurement instrumentation, and related services. Additionally, the Company is implementing plans to produce and supply activated carbon for reducing mercury emissions from coal-fired boilers.

This press release contains forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. These statements are based on current expectations, estimates, forecasts, projections, beliefs and assumptions of our management. Such statements are prefaced by words such as “anticipates,” “believes,” “hopes,” “expects,” “intends” and “plans,” the negative of such words, or words of similar meaning. Such statements involve significant risks and uncertainties, which could cause actual events or results to differ materially from those discussed in the forward-looking statements which we discuss in greater detail in our filings with the U.S. Securities and Exchange Commission, with particular emphasis on the risk factor disclosures contained in those filings. You are cautioned not to place undue reliance on the forward-looking statements made in this release, and to consult filings we make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. The forward-looking statements contained in this press release are presented as of the date hereof, and we disclaim any duty to update such statements unless required by law to do so.

Contact:

ADA-ES, Inc. Michael D. Durham, Ph.D., MBA, President Mark H. McKinnies, CFO (303) 734-1727 www.adaes.com	-or-	Investor Relations Counsel The Equity Group Inc. www.theequitygroup.com Linda Latman (212) 836-9609 Llatman@equityny.com Melissa Dixon (212) 836-9613 Mdixon@equityny.com

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